CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of April 16, 2009, by and between Allihies Engineering Incorporated, a Montana corporation, with its principal place of business at 1201 West Copper Street, Butte, Montana 59701 and its President, Dr. Corby Anderson, (collectively, the “Consultant”) and Golden Phoenix Minerals, Inc., a Nevada corporation with its principal place of business at 1675 E. Prater Way, Suite 102, Sparks, NV 89434 (the “Company”).

          WHEREAS, Consultant has substantial expertise that may be useful to the Company, which the Company desires to obtain; and

          WHEREAS, the Company desires Consultant to provide certain consulting services to the Company and Consultant is agreeable to performing such services for the Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.	Engagement; Title

(a)        The Company hereby retains Consultant, effective as of the date hereof (the “Effective Date”) and continuing until termination, as provided herein, to provide the Company with such regular and customary advisory services in connection with seeking out Company financing and as are otherwise reasonably requested by the Company (collectively the “Services”), provided that Consultant shall not be required to undertake duties not reasonably within the scope of the advisory services in which he is generally engaged. In performance of his duties, Consultant shall provide the Company with the benefits of his best judgment and efforts.

2.	Term

This Agreement shall have a term of twenty-four (24) months (the “Primary Term”), commencing with the Effective Date. The Parties may mutually agree to extend the term of the Agreement in writing, for such term as is mutually agreed upon (“Extension Period”).

3.	Time and Effort of Consultant

          Consultant shall allocate such time as he deems necessary to provide the Services. The particular amount of time may vary from day-to-day or week-to-week. Except as otherwise agreed, if reasonably requested by the Company, Consultant’s statement identifying, in general, tasks performed for the Company shall be conclusive evidence that the Services have been performed.

4.	Compensation

The Company agrees to pay Consultant a fee for the Services (“Consulting Fee”) in three (3) parts as follows:

(a)        The Company shall issue to Consultant One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock (the “Shares”), as consideration for travelling, working with management and providing a work product that will assist in a Financing, as that term is defined below. This compensation is meant to offset the direct associated costs with the work performed and is provided due to the fact that the Company cannot offer reimbursement to the participant for direct expenses at this time. For the purposes of this section, and until there is a material change in the condition of the Company, the value of the Shares will be set at a 50% discount to the trailing 20 day average price as adopted by a Company Board resolution approving said compensation package on December 17, 2008 as follows:

$0.0158 / 2 = $0.0079

$0.0079 x 1,500,000 = $11,835

Beyond this amount, the Consultant has the right to accrue expenses to be reimbursed upon success of future financing. The Shares granted will be in restricted stock, and the Company will use best efforts to register the Shares at the Consultant’s request under the appropriate filings with the Securities and Exchange Commission (“SEC”).

(b)       Further, the Company shall issue Consultant warrants to purchase One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock (the “Warrants”), at the closing and delivery of the first $200,000 in financing or through a property transaction relating to the Mineral Ridge mining property, or causing up to $500,000 in the Company’s existing debt to be retired through negotiated settlements or the like, based on a transaction introduced by Consultant, and approved by the Company in the writing (collectively referred to herein as a “Financing or Property Transaction”). The Warrants will vest pro-rata as the work is performed up to the full amount and will have no expiry date. Strike price of the Warrants will be set at $0.0079.

(c)        Lastly, beyond this initial amount, all monies raised in a Financing or Property Transaction will be subject to a 10% of total Financing or Property Transaction amount finder’s fee that will be paid in cash immediately to Consultant, or can be converted into restricted stock at the discretion of the Consultant at a 20% discount to the market at the time of closing.

The compensation provided for in subsection (a) above, is to be made immediately, and the Consultant will be contractually held to incur or buy sufficient debt to satisfy the full value of $11,835 within the Term of this Agreement.

5.	Other Engagement or Employment

          The Consultant may accept engagement, consultancy or may be employed by another business entity during the term of this Agreement, provided his duties of confidentiality are maintained as set forth in this Agreement.

6.	Place of Services

The Services provided by Consultant or Consultant’s personnel hereunder will be performed at Consultant's offices except as otherwise mutually agreed by Consultant and the Company.

7.	Independent Contractor

Consultant will act as an independent contractor in the performance of his duties under this Agreement. Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes, if any, on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes, and any and all business license fees as may be required. This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Consultant and the Company. Neither Consultant nor Consultant’s personnel are authorized to enter into any agreements on behalf of the Company. The Company expressly retains the right to approve, in its sole discretion, each asset opportunity or business opportunity introduced by Consultant, and to make all final decisions with respect to effecting a transaction on any business opportunity. Consultant understands and agrees that this Agreement sets forth the entire compensation to be paid by the Company to Consultant resulting from the Services to be performed by Consultant, that Company’s liability hereunder will be limited to payment of the compensation provided in this Agreement, and that under no circumstances will Consultant be eligible for any benefits or rights under any employee benefit plan of the Company, including without limitation any medical, unemployment or disability benefits, even if a government agency or taxing authority re-characterizes the relationship between the parties as an employment relationship.

8.	Termination

(a)        Either the Company or Consultant may terminate this Agreement at any time, with or without cause, upon ten (10) days prior written notice. In the event this Agreement is terminated prior to the expiration of the Primary Term or any Extension Period by mutual written agreement, the Company shall only be responsible to pay Consultant for all such Consulting Fee Compensation (i.e. Shares, Warrants and Finder’s Fee) due pursuant to Section 4 above accrued up to and including the effective date of termination.

(b)       Notwithstanding anything to the contrary herein, in the event Consultant willfully breaches or neglects the duties required to be performed hereunder, the Company shall have the right to immediately terminate this Agreement. In the event of termination due to Consultant’s willful breach hereunder, the Company shall only be responsible to pay Consultant for any Consulting Fees accrued up to and including the effective date of termination and all stock options of the Company granted to Consultant which have not vested shall be canceled upon such termination for cause.

(c)        The Consultant’s engagement shall terminate immediately upon his death or disability which shall mean such physical or mental impairment as would render the Consultant unable to perform his duties under this Agreement.

9.	Confidentiality

The Consultant acknowledges that the business carried on by the Company is a competitive business and that the disclosure of any confidential information about the business, including, but not limited to, intellectual property, research, product development, business models and methods, “know-how,” trade secrets, marketing and advertising strategy, customer lists or financial affairs of the Company (“Confidential Information”) would place the Company at a competitive disadvantage. The Consultant shall well and faithfully serve the Company and use his best efforts to promote the interests of the Company and the Consultant.

(a)	The Consultant shall not, either during this Agreement, or at any time thereafter:

(i)

Disclose Confidential Information about the Company to or with any person or organization, other than for the sole purpose of performing his job functions and carrying out his responsibilities as set out in this Agreement.

(ii)	Use Confidential Information about the Company for his own purpose or benefit or that of a third party or to the detriment or intended or probable detriment of the Company.

(b)

The Consultant shall use his best endeavors to prevent the unauthorized publication or disclosure of any Confidential Information of the Company or any of its customers or any of its dealings, transactions or affairs which may come to the knowledge of the Consultant during the term of this Agreement. The Consultant shall (i) use at least the same degree of care in safeguarding Confidential Information as he uses for his own proprietary information, but no less than reasonable care, (ii) limit access to Confidential Information to those of his personnel who have a need to know and cause such personnel to execute a confidentiality agreement containing the provisions herein, and (iii) upon discovery of any inadvertent disclosure or unauthorized use of Confidential Information, promptly use reasonable efforts to prevent any further inadvertent disclosure or unauthorized use and promptly notify the Company in writing.

10.	Indemnification

Subject to the provisions herein, the Company and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement.

11.	Remedies

Consultant and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.

12.	Miscellaneous

(a)        Subsequent Events. Consultant and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

(b)       Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

(c)        Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(d)       Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

(e)        Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

(f)        Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed to those addresses set forth in the introductory paragraph to this Agreement or to such other person or address designated in writing by the Company or Consultant to receive notice.

(g)       Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)       Governing Law. This Agreement shall be governed by the laws of the State of Nevada, notwithstanding any conflict-of-law provision to the contrary.

(i)        Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(j)        Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement.

(k)       Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l)        Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

COMPANY	CONSULTANT
GOLDEN PHOENIX MINERALS, INC.	ALLEHIES ENGINEERING, INCORPORATED

By:	David A. Caldwell	By:	Corby Anderson
Its:	Chief Executive Officer	Its:	President